EXHIBIT 99.1
October 10, 2008

IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces Third Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB (“the Bank”) and Hyatt Commercial, today announced earnings for the third quarter ended September 30, 2008.
    Net income for the third quarter decreased approximately 75.0% to $0.6 million (unaudited), or $.06 per share, compared to $2.4 million (unaudited), or $.24 per share for the third quarter of 2007.  Net income decreased approximately 51.1% to $4.3 million, or $.43 per share for the nine months ended September 30, 2008, compared to $8.8 million, or $.88 per share for the nine months ended September 30, 2007.
  “While we are pleased by our continuing ability to post profitable results during a quarter in which we substantially increased our loan loss reserves, we continue to focus on the many challenges being faced by financial institutions in today’s unprecedented times,” said Alan J. Hyatt, President and Chief Executive Officer. “Our nonperforming loans increased from the second quarter, and we anticipate that our results will continue to be challenged for the foreseeable future.  However, we remain confident in our ability to manage through this difficult environment and feel we are taking appropriate steps relative to our environment. Our primary focus is to maintain the safety and soundness of the Bank, which continues to be well capitalized."
With approximately $960 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to the expected insurance recovery on the fraud claim; management’s determination of the amount of loan loss allowance; the effect of changes in interest rates; and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, the ultimate disposition of the insurance fraud claim, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.